Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Peggy Landon (913-344-9315)
Director of Investor Relations and
Corporate Communications

Compass Minerals Announces New Credit Facility

OVERLAND PARK, Kan. (October 4, 2010) – Compass Minerals (NYSE: CMP) has amended and extended its senior secured credit facility by extending the maturity on a portion of its existing term loans and replacing its revolving line of credit.

The company extended the maturity on approximately $234 million of its term loan to 2016 at a rate of 2.75 percent over LIBOR.  The remaining $156 million of the original term loan will mature in December 2012. The new $125 million revolving credit facility due in 2015 carries a drawn interest rate of 2.75 percent over LIBOR based on the company’s current leverage ratio.

 “Compass Minerals’ resilience through varied economic cycles has allowed us to build shareholder value through continued improvements to our capital structure,” said Rodney Underdown, Compass Minerals’ chief financial officer.  “In addition to extending and staggering our debt maturities, this transaction greatly enhances our financial flexibility.”

Earlier this month, Moody’s Investors Service upgraded the company’s Corporate Family Rating to Ba1 from Ba2 with a stable outlook.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.